Exhibit 10.4
STOCKHOLDER AGREEMENT OF
QUANTINUUM INC.
THIS STOCKHOLDER AGREEMENT, dated as of [●], 2026 (as it may be amended, amended and restated or otherwise modified from time to time in accordance with the terms hereof, this “Agreement”), is entered into by and between Quantinuum Inc., a Delaware corporation (the “Corporation”), and Honeywell International Inc., a Delaware corporation (“Honeywell”), each of which may be referred to in this Agreement as a “party” and together as the “parties.” Certain terms used in this Agreement are defined in Section 7.
RECITALS
WHEREAS, the Corporation is effecting an underwritten initial public offering (“IPO”) of shares of its Class A Common Stock (as defined below);
WHEREAS, the parties hereto desire to enter into this Agreement to govern certain of their rights, duties and obligations with respect to the governance of the Corporation after the Closing (as defined below); and
WHEREAS, it is understood and acknowledged that none of the obligations and rights contained in this Agreement must become effective until the Closing.
NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties mutually agree as follows:
AGREEMENT
Section 1.Board of Directors.
(a)Honeywell Representation. Honeywell will have the right, but not the obligation, to designate for nomination to the Board, a number of designees as follows:
(i)For so long as the Honeywell Companies Beneficially Own Quantinuum Securities representing, in the aggregate, forty percent (40%) or more of the Honeywell Companies IPO Ownership Interest (as defined below), Honeywell will be entitled to designate for nomination by the Board in any applicable election two individuals for election to the Board;
(ii)For so long as the Honeywell Companies Beneficially Own Quantinuum Securities representing, in the aggregate, twenty percent (20%) or more, but less than forty percent (40%), of the Honeywell Companies IPO Ownership Interest, Honeywell will be entitled to designate for nomination by the Board in any applicable election one individual for election to the Board; and
(iii)If the Honeywell Companies no longer Beneficially Own Quantinuum Securities representing, in the aggregate, twenty percent (20%) or more of the Honeywell Companies IPO Ownership Interest, Honeywell will not be entitled to designate any individuals for nomination by the Board.
(b)Each individual whom Honeywell may designate pursuant to this Section 1(a) or Section 1(c) (each, a “Honeywell Designee”) and who is thereafter elected or appointed to serve as a Director shall be referred to herein as a “Honeywell Director.” Honeywell may designate each Honeywell Designee for nomination by the Board pursuant to this Section 1(a) by delivering to the Corporation a written notice at least 60 days prior to the one year anniversary of the preceding annual meeting (or such shorter period as is agreed in writing by the Corporation) setting forth the individual to be nominated and such individual’s business address, telephone number and e-mail address; provided, that if Honeywell fails to deliver such written notice, Honeywell will be deemed to have designated the Honeywell Designee(s) whose term is expiring. Any Honeywell Director must comply with the Corporation’s duly adopted policies and procedures, including applicable fiduciary duties, applicable to all Directors. For the avoidance of doubt, with respect to any person designated by Honeywell pursuant to this Section 1(a), Honeywell must only be required to comply with the provisions of this Section 1(a) and Honeywell must not be required to comply with the advance notice provision of the Bylaws.

(c)Classified Board. Until the Classified Board Sunset Date (as defined in the Corporation’s Certificate of Incorporation), the Board must be classified into three classes of directors, designated Class I, Class II, and Class III, with each class serving staggered terms in accordance with the Corporation’s Certificate of Incorporation. During such period, the Corporation must take all actions necessary to ensure, when Honeywell is entitled to designate two nominees, that the Honeywell Directors are included in different classes, initially with one Honeywell Director nominated for election to Class I and one Honeywell Director nominated for election to Class II. The Corporation must take all actions necessary to maintain the foregoing class allocation, including nominating the applicable Honeywell Directors for reelection in their respective classes and not reassigning or reclassifying such directors in a manner inconsistent with this Section 1(c), in each case subject to applicable law. In the event of any vacancy with respect to a Honeywell Director serving in Class I or Class II, the Corporation must, to the fullest extent permitted by applicable law and the Corporation’s Certificate of Incorporation and Bylaws, cause such vacancy to be filled by a nominee designated by Honeywell for the applicable class.
(d)Removals; Vacancies.
(i)For so long as Honeywell is entitled to designate at least one individual for nomination to the Board, Honeywell must have the right to request the removal of any Honeywell Director, with or without cause and at any time, by sending a written notice to such Honeywell Director and the Corporation’s Secretary stating the name of the Honeywell Director or Honeywell Directors whose removal from the Board is requested. The Corporation must promptly thereafter take all action, including calling a special meeting of stockholders, required to facilitate the removal of such Honeywell Director from the Board. If at any point the number of Honeywell Directors then serving on the Board exceeds the number of Directors which Honeywell is entitled to nominate pursuant to Section 1(a) (each, an “Excess Director”), then Honeywell agrees to take all action to promptly cause each Excess Director identified by Honeywell to tender his, her or their resignation(s) or otherwise take all action to effect the removal of such Excess Director.
(ii)For so long as Honeywell is entitled to designate persons for nomination to the Board, in the event that a vacancy is created at any time by the death, disability, retirement, resignation or removal (with or without cause) of any Honeywell Director, the Board will promptly appoint a replacement director designated by Honeywell to fill such vacancy.
(e)Committees. Without limiting Section 3, for so long as Honeywell is entitled to designate an individual for nomination to the Board pursuant to Section 1(a), each committee of the Board must include at least one Honeywell Director identified by Honeywell to serve on such committee (subject to that Honeywell Director’s satisfaction of any applicable requirements under Securities Laws or stock exchange rules after taking into account any available phase-in periods); provided, however, that a committee will not be required to include a Honeywell Director if Honeywell consents to the composition of such committee without a Honeywell Director.

(f)Additional Obligations.
(i)The Corporation agrees to take all action to (1) cause the individuals designated in accordance with Section 1(a) to be included in the Corporation’s notice of meeting and proxy materials; (2) nominate each such individual to be elected as a director as provided herein and recommend that the Corporation’s shareholders vote in favor of the election of each such nominee (and not change such recommendation in a manner adverse to any such nominee unless required to do so by the Board’s fiduciary duties); and (3) use its reasonable best efforts to solicit proxies or consents in favor thereof and cause the election thereof and otherwise support each such nominee for election in a manner no less rigorous and favorable than the manner in which the Corporation supports its other nominees; in each case in accordance with the Bylaws, Certificate of Incorporation, Securities Laws, the DGCL and applicable stock exchange rules.
(ii)For so long as Honeywell is entitled to designate at least one individual for nomination to the Board or any Honeywell Director is serving on the Board, (1) the Corporation must take all action to maintain in effect at all times customary directors and officers indemnity insurance and (2) the Certificate of Incorporation and the Bylaws must at all times provide for indemnification, exculpation and advancement of expenses with respect to all Directors (including, for the avoidance of doubt, the Honeywell Directors) to the fullest extent permitted under applicable law and (3) each Honeywell Director must have rights and benefits that are no less favorable to such Honeywell Director, including with respect to insurance, indemnification, exculpation, compensation and fees, and expense reimbursement, as the rights and benefits applicable to all independent directors of the Corporation.
Section 2.Board Observer Rights.
(a)In addition to the Board nomination rights set forth in Section 1(a) and Section 1(c) above, for so long as Honeywell Companies Beneficially Own Quantinuum Securities representing, in the aggregate, five percent (5%) or more of the Honeywell Companies IPO Ownership Interest, Honeywell must be entitled to appoint two individuals to attend, observe and participate in meetings of the Board and any committee thereof (each such person, a “Honeywell Observer”). No Honeywell Observer will (i) be counted for purposes of determining whether a quorum is present at any meeting of the Board or any committee thereof, (ii) have the right to vote on any matter brought before the Board or any committee thereof or to participate in any action by unanimous written consent in lieu of a meeting of the Board or any committee thereof (and no vote or consent of a Honeywell Observer must be required for purposes of determining whether any matter has been approved by the Board or any committee thereof), or (iii) be entitled to any other rights or powers of Directors under the Bylaws, Certificate of Incorporation and the DGCL. Notwithstanding anything to the contrary herein, the Honeywell Observer(s) must be the same individuals at each Board or committee meeting unless and until Honeywell notifies the Secretary and Chair of the Board of the Corporation that they are replacing one or both such Honeywell Observers with a new individual to serve in such role.
(b)For so long as Honeywell has the right to appoint one or more Honeywell Observers, the Corporation must provide each Honeywell Observer with access to the Diligent Board portal (or any successor portal or equivalent means of dissemination) maintained by the Corporation consistent with current practice.
Notwithstanding anything to the contrary in this Section 2, the Board or the Corporation may, acting reasonably and on the advice of legal counsel, withhold any information, restrict access to the Diligent Board portal or exclude any Honeywell Observer from any meeting or portion thereof if the Corporation determines in good faith that (i) it is reasonably necessary to preserve attorney-client privilege or to ensure compliance with applicable Securities Laws or other applicable laws; or (ii) such exclusion is necessary to avoid a conflict of interest; provided, however, that any such restriction or exclusion must only apply to such portion of such material or meeting which would be required to avoid such matters contemplated by clause (i) or (ii).

Section 3.Transaction Committee.
(a)For so long as Honeywell is entitled to designate at least one individual for nomination to the Board, the Board must maintain a standing committee to be known as the “Transaction Committee” (the “Transaction Committee”).
(b)The Transaction Committee must consist of four directors. Each member of the Transaction Committee shall be entitled to one (1) vote on each matter submitted to a vote of the Transaction Committee. Except as otherwise required by applicable law, all actions of the Transaction Committee will be determined by the affirmative vote of a majority of the members of the Transaction Committee present at a meeting at which a quorum is present. A quorum of the Transaction Committee shall not be deemed present at any meeting of the Transaction Committee unless all Honeywell Directors are present at such meeting; provided, however, that if any Honeywell Director determines to recuse himself or herself from consideration of a Covered Transaction due to a conflict of interest or in the event of any vacancy on the Transaction Committee due to Honeywell’s failure to nominate one or more Honeywell Designees, any such Honeywell Director shall not be counted for quorum purposes and such director’s presence shall not be required to establish a quorum; provided, further, that in the event that all Honeywell Directors determined to recuse themselves or in the event that no Honeywell Directors are then serving on the Transaction Committee due to Honeywell’s failure to nominate one or more Honeywell Designees, a quorum will be deemed present with the attendance of the members of the Transaction Committee that are not Honeywell Directors. No business shall be transacted by the Transaction Committee at any meeting at which a quorum is not present. All actions of the Transaction Committee require the affirmative vote of at least one Honeywell Director present at a meeting at which a quorum is present, other than a circumstance in which all Honeywell Directors determined to recuse themselves from consideration of the Covered Transaction or no Honeywell Directors are then serving on the Transaction Committee due to Honeywell’s failure to nominate one or more Honeywell Designees. The Transaction Committee may also act by unanimous written consent of all members of the Transaction Committee.
(c)For so long as Honeywell has the right to nominate or designate two directors to the Board, the Board must appoint both Honeywell Directors to serve on the Transaction Committee. If at any time Honeywell has the right to nominate or designate only one director to the Board, the Board must appoint the Honeywell Director to serve on the Transaction Committee. The remaining members of the Transaction Committee must be appointed by the Board in accordance with applicable law and the Corporation’s Certificate of Incorporation and Bylaws.
(d)The Board must not approve, authorize, facilitate or otherwise take any action with respect to any Covered Transaction (as defined below) unless and until the Transaction Committee has first reviewed such Covered Transaction and made an affirmative recommendation to the Board to approve, authorize or otherwise take any action with respect to such Covered Transaction, and the Board will only take such action with respect to such Covered Transaction in accordance with the recommendation of the Transaction Committee.
(e)Immediately following the completion of the IPO and all related restructuring transactions as contemplated in the final prospectus related to the IPO, the Board must delegate to the Transaction Committee the authority and responsibility to review, evaluate, and make recommendations to the Board with respect to the following matters with respect to the Corporation and any of its Subsidiaries (collectively, the “Covered Transactions”):
(i)voluntarily commence, authorize, or consent to any proceeding under any applicable bankruptcy, insolvency, reorganization, liquidation, dissolution or similar law (including, without limitation, any filing under the U.S. Bankruptcy Code or any analogous state or foreign law);
(ii)voluntarily apply for, initiate, or otherwise effect the delisting or withdrawal of the Corporation’s equity securities from trading on any national securities exchange or automated quotation system on which such securities are then listed or quoted (including, without limitation, the New York Stock Exchange, Nasdaq Stock Market, or any successor thereto);

(iii)voluntarily terminate, suspend, or otherwise effect the deregistration of any class of its securities under the U.S. Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or any rules or regulations promulgated thereunder;
(iv)consummate or agree to consummate any Acquisition, Acqui-Hire, Divestiture, or IP Transaction (each as defined below), if the aggregate Transaction Value (as defined below) for any such transaction, or series of related transactions, is reasonably expected to exceed $10 million or requires the issuance or commitment to issue any equity securities or equity-linked securities of the Corporation or any of its Subsidiaries. For purposes of this subsection, “Acquisition” means any merger, consolidation, amalgamation, business combination, or other similar transaction, any joint venture or equity-based partnership, or any purchase or other acquisition of assets (tangible or intangible), equity interests, or a division or line of business; “Acqui-Hire” means any transaction or arrangement, whether or not structured as an acquisition, the primary purpose or reasonably foreseeable effect of which is to (1) hire, retain, or otherwise secure the services of employees, founders, or other personnel of another entity or business, or (2) acquire, license, or otherwise obtain rights in or access to technology, intellectual property, or proprietary know-how of another entity or business, including where a material portion of the consideration is attributable to employment, retention, or compensation arrangements entered into in connection with such transaction; “Divestiture” means a direct or indirect sale, assignment, transfer, conveyance, lease, license (on an exclusive or substantially exclusive basis), exchange, distribution, or other disposition of (including by way of merger, consolidation, spin-off, split-off, recapitalization, or similar transaction) assets, properties, business, or equity interests; notwithstanding the foregoing, the Corporation may, without the approval of the Transaction Committee, make the following divestitures: dispositions of inventory or non-exclusive licenses, sublicenses or other grants of intellectual property, in each case in the ordinary course of business consistent with past practice on arms’ length terms; “IP Transaction” means any sale, assignment, exclusive license, or other transfer or disposition of material intellectual property rights and “Transaction Value” means, without duplication, the sum of (1) all cash consideration, (2) the fair market value of any non-cash consideration (including equity securities), (3) the principal amount of any indebtedness incurred, assumed, or refinanced in connection with such transaction, (4) all contingent consideration, earn-outs, deferred payments, or milestone-based payments (valued in good faith by the Corporation), (5) the value of any employment, retention, or similar compensation arrangements entered into in connection with an Acqui-Hire (to the extent not otherwise included), and (6) any other amounts paid or payable or liabilities assumed or assumable, directly or indirectly, in connection with such transaction;
(v)directly or indirectly incur, create, assume, guarantee, or otherwise become liable with respect to any Indebtedness (as defined below) if, after giving pro forma effect thereto, the aggregate outstanding principal amount of all Indebtedness of the Corporation and its Subsidiaries would exceed $2,000,000 for an individual instrument of Indebtedness or $5,000,000 for all Indebtedness in the aggregate; provided, however, that further Transaction Committee approval shall not be required for (A) the incurrence or draw down of Indebtedness that has already been approved by the Transaction Committee, so long as there is no increase in the amount of such previously-approved Indebtedness or material change to the terms of such previously-approved Indebtedness, or (B) intercompany loans, advances, guarantees, and other obligations solely among the Corporation and one or more of its wholly owned Subsidiaries (or solely among two or more wholly owned Subsidiaries of the Corporation), in each case incurred in the ordinary course of treasury, cash management, or internal financing activities. For purposes of this subsection, “Indebtedness” means, without duplication, (1) all obligations for borrowed money; (2) all obligations evidenced by bonds, notes, debentures, or similar instruments; (3) all obligations in respect of letters of credit, bankers’ acceptances, or similar facilities (to the extent drawn or, if undrawn, to the extent of any reimbursement obligations); (4) all obligations under capitalized leases (or finance leases); (5) all obligations for the deferred purchase price of property or services (other than trade payables incurred in the ordinary course of business); (6) all obligations under interest rate, currency, or other hedging agreements or arrangements; (7) all guarantees of any of the foregoing; and (8) all Indebtedness of others guaranteed or secured by a lien on any asset of the Corporation or its Subsidiaries, whether or not such Indebtedness is assumed. All Indebtedness incurred as part of a single plan or related series of transactions must be aggregated for purposes of determining compliance with this provision;
(vi)directly or indirectly make or commit to make any Capital Expenditures (as defined below) during any fiscal year in an aggregate amount exceeding 100% of the Capital Expenditures set forth in the Corporation’s Board-approved annual operating budget for such fiscal year (the “Budgeted CapEx”). For purposes of this subsection, “Capital Expenditures” means, without duplication, any expenditures or commitments that, in accordance with U.S. GAAP, are or would be required to be capitalized (or that would be required to be capitalized but for any accounting elections, materiality thresholds or expensing policies of the Corporation) on the consolidated balance sheet of the Corporation and its Subsidiaries, including, without limitation, expenditures for property, plant, and equipment, capitalized software development costs, and capitalized improvements, replacements, or additions. “Budgeted CapEx” means the aggregate amount of Capital Expenditures for the applicable fiscal year as set forth in a detailed annual budget approved by the Corporation’s Board prior to the commencement of such fiscal year (or, for any fiscal year in which such budget is not so approved, the most recently approved annual budget, adjusted pro rata for such fiscal year). Capital Expenditures must be measured on an accrual basis and must include all amounts incurred or committed in respect of such expenditures, whether paid in cash or financed, including through capital leases or other financing arrangements;
(vii)
a.adopt, approve, modify, amend, restate, supplement or waive any Protected Provision, in whole or in part, of the Certificate of Incorporation or Bylaws (including by merger, consolidation, conversion, transfer or otherwise), or
b.adopt, approve, modify, amend, restate, supplement, waive or effect any amendment to the Certificate of Incorporation or Bylaws (including by merger, consolidation, conversion, transfer or otherwise) that would disproportionately and adversely affect Honeywell or any Honeywell Company.
For purposes of this subsection, “disproportionately and adversely affect” includes, without limitation, any amendment to the Certificate of Incorporation or Bylaws that (1) imposes burdens, obligations, or restrictions on any Honeywell Company that are materially more onerous than those imposed on other holders of Common Stock generally, or (2) adversely affects the rights, preferences, privileges, or voting power of Quantinuum Securities held by any Honeywell Company in a manner that is materially more adverse, in relative terms, than the effect on other holders of Quantinuum Securities similarly situated. For the avoidance of doubt and without limiting the foregoing, an amendment to the Certificate of Incorporation or Bylaws would be deemed to disproportionately adversely affect Honeywell in the event that it: (1) modifies or eliminates any special governance, consent, nomination, or information rights held by any Honeywell Company; (2) alters or imposes transfer restrictions or ownership limitations in a manner that adversely impacts any Honeywell Company; or (3) reclassifies or restructures equity or voting rights in a manner that has the effect of diluting or subordinating any Honeywell Company relative to any other holder of Common Stock, and “Protected Provisions” means, collectively, (1) any and all provisions that relate to, establish, or govern corporate opportunities, including any provisions that renounce or regulate the doctrine of corporate opportunity or the allocation of business opportunities as between the Corporation and its directors, officers, stockholders, or their respective Affiliates, and (2) any and all provisions that relate to, establish, or govern the indemnification, advancement of expenses, exculpation, or limitation of liability of the directors and officers of the Corporation and its Subsidiaries;

(viii)issue or create (by reclassification or otherwise) any new class or series of shares having rights, preferences or privileges senior to Class A Common Stock, or pay or declare any dividend or other distribution on any shares of Class A Common Stock, Class B Common Stock or any junior or pari passu capital stock of the Corporation, or make repurchases or redemptions of any shares of Class A Common Stock or Class B Common Stock or any junior or pari passu capital stock of the Corporation;
(ix)issue, sell, or otherwise dispose of any Quantinuum Securities at a price per share that is less than the Fair Market Value of such Quantinuum Securities as of the date of such issuance, sale, or disposition; provided, however, that the foregoing restriction shall not apply to the issuance of Quantinuum Securities pursuant to a compensatory equity plan, agreement, or arrangement for the benefit of officers, directors, employees, or consultants of the Corporation or any of its Subsidiaries. For purposes of this subsection, “Fair Market Value” means, as of any date of determination, the fair market value of the applicable Quantinuum Securities as determined in good faith by the Board, taking into account all relevant factors, including without limitation (i) the most recent independent third-party valuation of the Corporation, if any, (ii) the Corporation's financial condition, results of operations, and prospects, (iii) the market price of comparable publicly traded securities, if applicable, and (iv) any applicable discounts or premiums for illiquidity, minority interest, or control. In the event of a dispute regarding Fair Market Value, such value shall be determined by an independent, nationally recognized valuation firm selected by the Board, the determination of which shall be final and binding;
(x)enter into any material new line of business or make any material modification to the scope of the Corporation’s business, in each case, other than natural extensions or evolutions in the ordinary course of the business of the Corporation and its Subsidiaries;
(xi)make, revoke, or change any election or take any other action with respect to the entity classification of the Corporation or any Subsidiary thereof for U.S. federal, state, local, or non-U.S. tax purposes (each, a “Tax Classification Change”); provided that the Corporation may cause, or may cause its Subsidiaries, to make a Tax Classification Change with respect to a Subsidiary (other than the Operating Company) if such Tax Classification Change would not reasonably be expected to Adversely Affect any Honeywell Company. For purposes of this subsection, “Adversely Affect” includes, without limitation, any Tax Classification Change that would reasonably be expected to result in (1) a material increase in the tax liability of any Honeywell Company, (2) an acceleration of material taxable income, gain, or other material tax items to any Honeywell Company, (3) a deferral, disallowance, or limitation of material deductions, losses, or credits otherwise available to any Honeywell Company, (4) a material increase in the complexity or costs of any Honeywell Company’s tax compliance obligations (including subjecting any Honeywell Company to taxation in any jurisdiction where it does not otherwise file a tax return), (5) a loss or reduction of any material tax credit, tax exemption, tax holiday, tax incentive, tax treaty benefit or other similar tax benefit; or (6) any other material adverse change in the timing, character, or amount of material tax items allocable to or recognized by any Honeywell Company. This restriction will apply to any Tax Classification Change effected by election, deemed election, conversion, reorganization, or otherwise, including pursuant to any “check-the-box” regulations or analogous provisions under applicable law. Notwithstanding the foregoing, the Corporation and its Subsidiaries may effect a Tax Classification Change if the Corporation has been advised by nationally recognized tax counsel in writing that such Tax Classification Change is required by applicable law; and
(xii) (1) permit or effect the resignation of the Corporation as the sole manager of the Operating Company; (2) remove, replace, or otherwise terminate the Corporation as sole manager of the Operating Company; or (3) appoint, admit, designate, or otherwise authorize any other Person to act as a manager (or in any similar capacity) of the Operating Company, whether individually or jointly with the Corporation. The Corporation shall not, and shall cause the Operating Company not to, amend, modify, or waive any provision of the organizational or governing documents of the Operating Company in a manner that would permit or facilitate any of the actions prohibited by this subsection.

Section 4.Confidentiality Agreement. Each Honeywell Observer shall, as a condition to attendance of meetings of the Board or any committee thereof, be required to execute and deliver to the Corporation a customary confidentiality agreement in form and substance reasonably satisfactory to the Corporation.
Section 5.Termination. This Agreement will terminate upon the earliest of (a) the Honeywell Companies ceasing to Beneficially Own Quantinuum Securities representing, in the aggregate, at least five percent (5%) of the Honeywell Companies IPO Ownership Interest and (b) delivery of written notice to the Corporation by Honeywell of Honeywell’s election to terminate this Agreement. Notwithstanding the foregoing, any claim for breach of the covenants set forth in this Agreement, this Section 5, along with Section 6 and Section 7, will survive the termination of this Agreement.
Section 6.Stockholder Indemnification; Limitation of Liability.
(a)To the fullest extent permitted by applicable law, the Corporation will indemnify, exonerate and hold each Honeywell Related Person and each of their respective partners, stockholders, members, Affiliates, directors, officers, fiduciaries, managers, controlling Persons, employees and agents and each of the partners, stockholders, members, Affiliates, directors, officers, fiduciaries, managers, controlling Persons, employees and agents of each of the foregoing (collectively, the “Indemnitees”) free and harmless from and against any and all actions, causes of action, suits, Claims, Proceedings, liabilities, losses, damages and costs and out-of-pocket expenses in connection therewith (including reasonable attorneys’ fees and expenses) incurred by the Indemnitees or any of them before or after the date of this Agreement (collectively, the “Indemnified Liabilities”), arising out of any action, cause of action, suit, arbitration or claim arising directly or indirectly out of, or in any way relating to, (i) the ownership of Quantinuum Securities by such Honeywell Related Person or its Affiliates, or such Honeywell Related Person’s or Affiliates’ control or ability to influence the Corporation or any of its Subsidiaries or their respective predecessors or successors (other than any such Indemnified Liabilities (x) to the extent such Indemnified Liabilities arise out of any willful breach of this Agreement, knowing violation of law, fraud, bad faith, willful misconduct or recklessness, by such Indemnitee or its Affiliates or other related Persons or (y) without limiting any other rights to indemnification, to the extent such control or the ability to control the Corporation or any of its Subsidiaries derives from the capacity of such Honeywell Related Person or Affiliate in their capacity as an officer or director of the Corporation or any of its Subsidiaries) or (ii) the business, operations, properties, assets or other rights or liabilities of the Corporation or any of its Subsidiaries; provided, however, that if and to the extent that the foregoing undertaking may be unavailable or unenforceable for any reason, the Corporation will make the maximum contribution to the payment and satisfaction of each of the Indemnified Liabilities that is permissible under applicable law. For the purposes of this Section 6, none of the circumstances described in the limitations contained in the proviso in the immediately preceding sentence shall be deemed to apply absent a final non-appealable judgment of a court of competent jurisdiction to such effect, in which case to the extent any such limitation is so determined to apply to any Indemnitee as to any previously advanced indemnity payments made by the Corporation, then such payments shall be promptly repaid by such Indemnitee to the Corporation. The rights of any Indemnitee to indemnification hereunder will be in addition to any other rights any such Person may have under any other agreement or instrument to which such Indemnitee is or becomes a party or is or otherwise becomes a beneficiary or under law or regulation or under the Certificate of Incorporation and Bylaws of the Corporation.
(b)The Corporation hereby acknowledges that the Honeywell Related Persons may have certain rights to indemnification, advancement of expenses or insurance provided by one or more Honeywell Related Persons (collectively, the “Honeywell Stockholder Indemnitors”). The Corporation hereby (i) agrees that the Corporation and any Subsidiary of the Corporation that provides an indemnity shall be the indemnitor of first resort (i.e., its or their obligations to a Honeywell Related Person shall be primary and any obligation of any Honeywell Stockholder Indemnitor to advance expenses or to provide indemnification for the same expenses or liabilities incurred by a Honeywell Related Person shall be secondary), (ii) agrees that it shall be required to advance the full amount of expenses incurred by a Honeywell Related Person and shall be liable for the full amount of all expenses, judgments, penalties, fines and amounts paid in settlement to the extent legally permitted and as required by the terms of this Agreement or any other agreement between the Corporation and a Honeywell Related Person, without regard to any rights a Honeywell Related Person may have against any Honeywell Stockholder Indemnitor or their insurers, and (iii) irrevocably waives, relinquishes and releases the Honeywell Stockholder Indemnitors from any and all Claims against the Honeywell Stockholder Indemnitors for contribution, subrogation or any other recovery of any kind in respect thereof. The Corporation further agrees that no advancement or payment by the Honeywell Stockholder Indemnitors on behalf of a Honeywell Related Person with respect to any claim for which such Honeywell Related Person has sought indemnification from the Corporation, as the case may be, shall affect the foregoing and the Honeywell Stockholder Indemnitors shall have a right of contribution or be subrogated to the extent of such advancement or payment to all of the rights of recovery of such Honeywell Related Person against the Corporation.
(c)An Indemnitee will give the Corporation written notice as promptly as reasonably practicable after the Indemnitee becomes aware of any action, suit, arbitration, investigation, inquiry or other proceeding (whether civil, criminal, administrative or investigative) or any claim or threat of claim (each, a “Proceeding”) with respect to which the Indemnitee may seek indemnification, exoneration, contribution or advancement of expenses under this Agreement; provided, however, that the failure to give such notice, or any delay in giving such notice, will not relieve the Corporation of any of its obligations under this Agreement except to the extent, and only to the extent, that the Corporation is actually and materially prejudiced by such failure or delay.
(d)With respect to any Proceeding asserted by a third party against an Indemnitee (a “Third-Party Proceeding”), the Corporation will be entitled to assume the defense of such Third-Party Proceeding with counsel reasonably acceptable to the Indemnitee, by delivering written notice to the Indemnitee within thirty (30) days after receipt by the Corporation of notice of such Third-Party Proceeding. If the Corporation timely assumes such defense, the Corporation will pay, on a current basis, all reasonable and documented out-of-pocket fees, costs and expenses of such counsel and of the defense. The Indemnitee will be entitled to participate in the defense of such Third-Party Proceeding with counsel of its choosing at its own expense; provided, however, that the Corporation will be responsible for the reasonable and documented out-of-pocket fees and expenses of one separate counsel for the Indemnitee (in addition to any local counsel) if (i) the Corporation and the Indemnitee have different or conflicting interests that, in the reasonable judgment of counsel to the Indemnitee, make it inappropriate for the same counsel to represent both, (ii) the Third-Party Proceeding includes both the Corporation and the Indemnitee as parties and representation by the same counsel would be inappropriate due to actual or reasonably anticipated conflicts, or (iii) the Corporation fails to assume the defense within the time period specified above. If the Corporation does not timely assume the defense, the Indemnitee may defend the Third-Party Proceeding and the Corporation will remain responsible for all Indemnified Liabilities (including reasonable and documented out-of-pocket attorneys’ fees and expenses) incurred in connection therewith, subject to the limitations set forth in this Agreement.
(e)The Indemnitee will reasonably cooperate with the Corporation in the defense of any Proceeding for which the Corporation is providing indemnification or advancement under this Agreement, including by providing (to the extent lawfully available) information and assistance reasonably requested by the Corporation. The Corporation will keep the Indemnitee reasonably informed regarding the status of any Proceeding for which the Corporation has assumed the defense and will consult with the Indemnitee regarding material strategy decisions. The Corporation will not require the Indemnitee to take any action that would, in the reasonable judgment of counsel to the Indemnitee, materially prejudice the Indemnitee’s rights or defenses.
(f)The Corporation will not, without the Indemnitee’s prior written consent (not to be unreasonably withheld, conditioned or delayed), settle, compromise or consent to the entry of any judgment in any Proceeding to which the Indemnitee is a party if such settlement, compromise or consent (i) imposes any non-monetary obligation on the Indemnitee, (ii) includes any admission of wrongdoing or culpability by the Indemnitee, (iii) imposes any restriction on the Indemnitee’s ability to conduct business or activities, or (iv) does not include a full and unconditional release of the Indemnitee from all claims that are the subject of such Proceeding. The Indemnitee will not, without the Corporation’s prior written consent (not to be unreasonably withheld, conditioned or delayed), settle or compromise any Proceeding for which the Corporation is obligated to indemnify or advance expenses under this Agreement, unless such settlement includes a full and unconditional release of the Corporation and the Indemnitee from all claims that are the subject of such Proceeding and does not impose any non-monetary obligation on, or admission by, the Corporation.

(g)The Corporation will, to the fullest extent permitted by applicable law, advance to each Indemnitee, within ten (10) business days after receipt by the Corporation of a written request therefor, the reasonable and documented out-of-pocket fees, costs and expenses (including attorneys’ fees and expenses) incurred by the Indemnitee in connection with investigating, defending, being a witness in, or participating in any Proceeding (collectively, “Expenses”) for which the Indemnitee may be entitled to indemnification under this Agreement. As a condition to any advancement of Expenses, the Indemnitee will deliver to the Corporation a written undertaking to repay such advanced amounts if and to the extent it is finally determined by a final, non-appealable judgment of a court of competent jurisdiction that the Indemnitee is not entitled to be indemnified for such Expenses under this Agreement; provided that such undertaking will be unsecured and no interest will be required.
(h)If an Indemnitee submits to the Corporation a written claim for indemnification under this Agreement, the Corporation will, within thirty (30) days after receipt of such claim (together with reasonable supporting documentation), either (i) pay the amount claimed to the extent the Corporation determines such amount constitutes Indemnified Liabilities payable under this Agreement or (ii) deliver to the Indemnitee a written notice disputing such claim (in whole or in part) describing in reasonable detail the basis for the dispute. Any undisputed portion of a claim will be paid within such thirty (30) day period. Any dispute regarding the Corporation’s obligation to indemnify (or the amount of indemnification) will be resolved in accordance with Section 8 hereof, and the Corporation will bear the burden of proving that the Indemnitee is not entitled to indemnification under this Agreement to the extent required by applicable law.
(i)The Corporation will be subrogated to the rights of the Indemnitee with respect to any claim paid by the Corporation under this Agreement to the extent permitted by applicable law; provided, however, that the Corporation will not be subrogated to any rights against any Honeywell Stockholder Indemnitor to the extent waived herein. The Indemnitee will not be entitled to recover amounts under this Agreement that would result in a duplicative recovery of the same amounts from another source, and any amounts received by an Indemnitee from any other source in respect of Indemnified Liabilities paid by the Corporation will be applied to reimburse the Corporation to the extent of such payment, subject to any subrogation rights expressly preserved for any Honeywell Stockholder Indemnitor herein.
Section 7.Definitions. As used in this Agreement, any term that is not defined herein must have the following meanings:
“Affiliate” means, with respect to any Person, any other Person who or which, directly or indirectly, controls, is controlled by, or is under common control with such specified Person, whether such relationship exists as of the date of this Agreement or arises at any time thereafter. Notwithstanding the foregoing, none of the Honeywell Companies or any of Cambridge Quantum Holdings Limited and its Affiliates shall be deemed to be an Affiliate of the Corporation or any subsidiary or controlled Affiliate of the Corporation (or vice versa).
“Beneficial Owner” has the meaning set forth in Rules 13d-3 and 13d-5 under the Exchange Act. The terms “Beneficially Own” and “Beneficial Ownership” will have correlative meanings.
“Board” means the board of directors of the Corporation.
“Bylaws” means the amended and restated bylaws of the Corporation, dated as of the date hereof, as the same may be further amended, restated, amended and restated or otherwise modified from time to time.
“Certificate of Incorporation” means the amended and restated certificate of incorporation of the Corporation, effective as of the date hereof, as the same may be further amended, restated, amended and restated or otherwise modified from time to time.
“Chair” means the chairperson of the Board.
“Claims” means any losses, claims, damages or liabilities, actions or proceedings (whether commenced or threatened) in respect thereof and expenses (including actual and documented out-of-pocket fees of legal counsel reasonably incurred).

“Class A Common Stock” means shares of Class A common stock, par value $0.0001 per share, of the Corporation.
“Class B Common Stock” means shares of Class B common stock, par value $0.0001 per share, of the Corporation.
“Common Stock” means the Corporation’s Class A common stock and Class B common stock, collectively.
“Closing” means the closing of the IPO.
“DGCL” means the General Corporation Law of the State of Delaware, as amended from time to time.
“Director” means a member of the Board.
“Honeywell Company” and “Honeywell Companies” mean Honeywell International Inc., Honeywell Holdings International Inc. and any of their respective Affiliates.
“Honeywell Companies IPO Ownership Interest” means all Quantinuum Securities held by Honeywell Companies at the time of the Closing, comprised of [●] shares of Class A Common Stock and [●] shares of Class B Common Stock.1 For purposes of this definition, at any time of determination, such Honeywell Companies IPO Ownership Interest will be equitably adjusted to reflect the effect of any stock splits, stock dividends, reverse stock splits, recapitalizations, reorganizations, or other similar events affecting the outstanding capital stock of the Corporation.
“Honeywell Related Persons” means each Honeywell Company, and each of their respective officers, directors, employees, equityholders and partners, and each Honeywell Director.
“IPO” means the initial public offering of shares of the Class A Common Stock.
“Operating Company” means Quantinuum Holdings, LLC, a Delaware limited liability company.
“Person” means any individual, corporation, limited liability company, partnership, trust, joint stock company, business trust, unincorporated association, joint venture, governmental authority or other entity or organization, including a government or any subdivision or agency thereof.
“Quantinuum Securities” means any Quantinuum Inc. capital stock (or other equity interests) and any rights, warrants or options to acquire Quantinuum capital stock (or other equity interests) (including securities convertible into or exchangeable for Quantinuum capital stock or into which such Quantinuum capital stock (or other equity interests) is converted or exchanged (including, for the avoidance of doubt, Quantinuum capital stock (or other equity interests) issued in exchange for interests in the Operating Company).
“Securities Laws” means the Securities Act of 1933, as amended, and the Exchange Act, and the rules promulgated thereunder.
“Subsidiary” means, with respect to the Corporation, any corporation, limited liability company, joint venture, partnership, trust, association or other entity in which the Corporation: (i) beneficially owns, either directly or indirectly, more than fifty percent (50%) of (a) the total combined voting stock of such entity, (b) the total combined equity interests, or (c) the capital or profits interest, in the case of a partnership; or (ii) otherwise has the power to vote, either directly or indirectly, sufficient securities to elect a majority of the board of directors or similar governing body; provided that, for the avoidance of
1 NTD: To be provided – Quantinuum Securities to be held by Honeywell Companies at the time of Closing to be inserted prior to execution of this Agreement.

doubt, each of the Operating Company and its Subsidiaries must be treated as a Subsidiary of the Corporation.
Unless the context of this Agreement otherwise requires, (i) words of any gender include each other gender; (ii) words using the singular or plural number also include the plural or singular number, respectively; (iii) the terms “hereof,” “herein,” “hereby” and derivative or similar words refer to this entire Agreement; (iv) the term “Section” refers to the specified Section of this Agreement; (v) the word “including” will mean “including, without limitation”; (vi) each defined term has its defined meaning throughout this Agreement, whether the definition of such term appears before or after such term is used; and (vii) the word “or” will be disjunctive but not exclusive. References to agreements and other documents will be deemed to include all subsequent amendments and other modifications thereto. References to statutes will include all regulations promulgated thereunder and references to statutes or regulations will be construed as including all statutory and regulatory provisions consolidating, amending or replacing the statute or regulation.
Section 8.Choice of Law and Venue; Waiver of Right to Jury Trial.
(a)THIS AGREEMENT AND ANY LITIGATION, PROCEEDING OR OTHER LEGAL ACTION IN CONNECTION WITH OR RELATING TO THIS AGREEMENT MUST BE GOVERNED BY, CONSTRUED, APPLIED AND ENFORCED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF DELAWARE. EACH OF THE PARTIES HERETO ACKNOWLEDGES AND AGREES THAT IN THE EVENT OF ANY BREACH OF THIS AGREEMENT, THE NON-BREACHING PARTY WOULD BE IRREPARABLY HARMED AND COULD NOT BE MADE WHOLE BY MONETARY DAMAGES, AND THAT, IN ADDITION TO ANY OTHER REMEDY TO WHICH THEY MAY BE ENTITLED AT LAW OR IN EQUITY, THE PARTIES MUST BE ENTITLED TO SUCH EQUITABLE OR INJUNCTIVE RELIEF AS MAY BE APPROPRIATE. THE CHOICE OF FORUM SET FORTH IN THIS SECTION MUST NOT BE DEEMED TO PRECLUDE THE ENFORCEMENT OF ANY JUDGMENT OF A DELAWARE FEDERAL OR STATE COURT, OR THE TAKING OF ANY ACTION UNDER THIS AGREEMENT TO ENFORCE SUCH A JUDGMENT, IN ANY OTHER APPROPRIATE JURISDICTION.
(b)IN THE EVENT ANY PARTY TO THIS AGREEMENT COMMENCES ANY LITIGATION, PROCEEDING OR OTHER LEGAL ACTION IN CONNECTION WITH OR RELATING TO THIS AGREEMENT, ANY RELATED AGREEMENT OR ANY MATTERS DESCRIBED OR CONTEMPLATED HEREIN OR THEREIN, THE PARTIES TO THIS AGREEMENT HEREBY (1) AGREE UNDER ALL CIRCUMSTANCES ABSOLUTELY AND IRREVOCABLY TO SUBMIT TO THE EXCLUSIVE JURISDICTION OF THE COURT OF CHANCERY OF THE STATE OF DELAWARE, OR IF (AND ONLY IF) SUCH COURT FINDS IT LACKS SUBJECT MATTER JURISDICTION, THE SUPERIOR COURT OF THE STATE OF DELAWARE (COMPLEX COMMERCIAL DIVISION), OR IF UNDER APPLICABLE LAW, SUBJECT MATTER JURISDICTION OVER THE MATTER THAT IS THE SUBJECT OF THE ACTION OR PROCEEDING IS VESTED EXCLUSIVELY IN THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA, THE UNITED STATES DISTRICT COURT FOR THE DISTRICT OF DELAWARE, AND APPELLATE COURTS FROM ANY THEREOF, WITH RESPECT TO ALL ACTIONS AND PROCEEDINGS ARISING OUT OF OR RELATING TO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY; (2) AGREE THAT IN THE EVENT OF ANY SUCH LITIGATION, PROCEEDING OR ACTION, SUCH PARTIES WILL CONSENT AND SUBMIT TO THE PERSONAL JURISDICTION OF ANY SUCH COURT DESCRIBED IN CLAUSE (1) OF THIS SECTION AND TO SERVICE OF PROCESS UPON THEM IN ACCORDANCE WITH THE RULES AND STATUTES GOVERNING SERVICE OF PROCESS; (3) AGREE TO WAIVE TO THE FULL EXTENT PERMITTED BY LAW ANY OBJECTION THAT THEY MAY NOW OR HEREAFTER HAVE TO THE VENUE OF ANY SUCH LITIGATION, PROCEEDING OR ACTION IN ANY SUCH COURT OR THAT ANY SUCH LITIGATION, PROCEEDING OR ACTION WAS BROUGHT IN ANY INCONVENIENT FORUM; (4) AGREE TO WAIVE ANY RIGHTS TO A JURY TRIAL TO RESOLVE ANY DISPUTES OR CLAIMS RELATING TO THIS AGREEMENT; (5) AGREE, TO THE FULLEST EXTENT PERMITTED BY LAW, TO SERVICE OF PROCESS IN ANY LEGAL PROCEEDING BY MAILING OF COPIES THEREOF TO SUCH PARTY AT ITS ADDRESS SET FORTH HEREIN FOR COMMUNICATIONS TO SUCH PARTY; (6) AGREE THAT

ANY SERVICE MADE AS PROVIDED HEREIN MUST BE EFFECTIVE AND BINDING SERVICE IN EVERY RESPECT; AND (7) AGREE THAT NOTHING HEREIN MUST AFFECT THE RIGHTS OF ANY PARTY TO EFFECT SERVICE OF PROCESS IN ANY OTHER MANNER PERMITTED BY LAW.
Section 9.Authorized Representatives. Honeywell has designated Jimmy Steinberg, Senior Vice President, Corporate Development and Global Head of M&A and the Corporation has designated Dr. Rajeeb Hazra, Chief Executive Officer, and Nitesh Sharan, Chief Financial Officer, to act as its authorized representative for purposes of the Agreement. Each party can rely on the other party’s authorized representative as having the authority to deliver any notice, request, claim, demand, document and other communication or to act on behalf of the entity for which it is acting as authorized representative. A party can change its authorized representative at any time by providing prior written notice of such change and, immediately upon delivery of such notice (unless otherwise specified in the notice), that person must be the authorized representative for all purposes under the Agreement.
Section 10.Notices. Any notice, request, claim, demand, document and other communication hereunder to any party must be effective upon receipt (or refusal of receipt) and must be in writing and delivered personally or sent by electronic mail, or first class mail, or by Federal Express or other similar courier or other similar means of communication, as follows:
(a)If to Honeywell, addressed as follows:
Honeywell International Inc.
855 S. Mint Street
Charlotte, North Carolina 28202
Attention: Su Ping Lu, Senior Vice President, General Counsel and Corporate Secretary; Jake Wasserman, Vice President & General Counsel, Corporate Transactions;
Jasmine Johnson, General Counsel, Corporate Governance & Securities
Email:

(b)If to the Corporation, addressed as follows:
Quantinuum Inc.
303 S Technology Court
Broomfield, Colorado 80021
Attention: Dr. Rajeeb Hazra, Chief Executive Officer, and Nitesh Sharan, Chief Financial Officer
Email:
with a copy (which copy will not constitute notice) to:
Latham & Watkins LLP
811 Main Street, Suite 3700
Houston, Texas 77002
Attention: Ryan Maierson, Cathy Birkeland and Max Schleusener
Phone: (713) 546-5400
Email:
or, in each case, to such other address or email address as such party may designate in writing to each party by written notice given in the manner specified herein. All such communications must be deemed to have been given, delivered or made when so delivered by hand, on the next business day if sent by overnight courier service (with confirmed delivery) or when received if sent by first class mail, or in the case of notice by electronic mail, when the relevant email enters the recipient’s server.

Section 11.Applicable Laws and Other Requirements. Nothing in this Agreement must be construed to require Honeywell, the Corporation or their respective directors to take, or fail to take, any action in violation of the laws, exchange listing requirements or fiduciary or other legal duties applicable to, in each case, Honeywell, the Corporation and their respective directors. Further, other than as set forth in Section 1(e)(i), nothing in this Agreement will be construed to limit or supersede any Honeywell Company’s rights as a stockholder pursuant to the DGCL or the Corporation’s Certificate of Incorporation or the Bylaws.
Section 12.Assignment. Except as otherwise provided herein, all of the terms and provisions of this Agreement shall be binding upon, shall inure to the benefit of and shall be enforceable by the respective successors and permitted assigns of the parties hereto. This Agreement may not be assigned (by operation of law or otherwise) without the express prior written consent of the other parties hereto, and any attempted assignment, without such consents, will be null and void; provided, however, that Honeywell is (and any subsequent Honeywell Companies are) permitted to assign this Agreement to Honeywell Companies who subsequently receive Class B Common Stock or Class A Common Stock and any such Honeywell Company is permitted to assign this Agreement to a Honeywell Company or Honeywell Companies in connection with a transfer of the Class B Common Stock or Class A Common Stock to such Honeywell Companies (it being understood that no such assignment shall relieve Honeywell or any Honeywell Company of its obligations hereunder so long as it continues to hold Class B Common Stock or Class A Common Stock). Notwithstanding anything herein to the contrary, Honeywell (and any subsequent Honeywell Company) shall cause any Honeywell Companies who subsequently receive Class B Common Stock or Class A Common Stock to become a party to this Agreement by executing a joinder hereto reasonably satisfactory to the Corporation, as a pre-condition to the effectiveness of such assignment.
Section 13.Aggregation of Shares. For the avoidance of doubt, for purposes of determining whether Honeywell meets any threshold contained herein which is based on having Beneficial Ownership of Quantinuum Securities, such determinations or provisions will be deemed to include all shares of Quantinuum Securities which any Honeywell Company has Beneficial Ownership of.
Section 14.Amendment and Modification; Waiver of Compliance. This Agreement may not be amended, modified, altered or supplemented except by means of a written instrument executed on behalf of each of the Corporation and Honeywell, and the observance of any term of this Agreement may be waived (either generally or in a particular instance, and either retroactively or prospectively), only by a written instrument signed by the party or parties entitled to the benefits thereof, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition will not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.
Section 15.Waiver. No failure on the part of either party hereto to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of either party hereto in exercising any power, right, privilege or remedy under this Agreement, will operate as a waiver thereof; and no single or partial exercise of any such power, right, privilege or remedy will preclude any other or further exercise thereof or of any other power, right, privilege or remedy.
Section 16.Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited, invalid, illegal or unenforceable in any respect under any applicable law or regulation in any jurisdiction, such prohibition, invalidity, illegality or unenforceability will not affect the validity, legality or enforceability of any other provision of this Agreement in such jurisdiction or in any other jurisdiction, but this Agreement will be reformed, construed and enforced in such jurisdiction as if such prohibited, invalid, illegal or unenforceable provision had never been contained herein.
Section 17.Counterparts. This Agreement may be executed in multiple counterparts, any one of which need not contain the signature of more than one party, but all such counterparts taken together must constitute one and the same agreement.
Section 18.Further Assurances. In connection with this Agreement and the transactions contemplated hereby, each of the parties hereto must execute and deliver any additional documents and instruments and perform any additional acts that may be necessary or appropriate to effectuate and perform the provisions of this Agreement and the transactions contemplated hereby.

Section 19.Titles and Subtitles. The descriptive headings of this Agreement are inserted for convenience only and do not constitute a part of this Agreement.
Section 20.Representations and Warranties.
(a)    Honeywell and each Person who becomes a party to this Agreement after the date hereof, severally and not jointly and solely with respect to itself, represents and warrants to the Corporation as of the time such party becomes a party to this Agreement that (i) if applicable, it is duly authorized to execute, deliver and perform this Agreement; (ii) this Agreement has been duly executed by such party and is a valid and binding agreement of such party, enforceable against such party in accordance with its terms; and (iii) the execution, delivery and performance by such party of this Agreement does not violate or conflict with or result in a breach of or constitute (or with notice or lapse of time or both constitute) a default under any agreement to which such party is a party or, if applicable, the organizational documents of such party.
(b)    The Corporation represents and warrants to each other party hereto that (i) the Corporation is duly authorized to execute, deliver and perform this Agreement; (ii) this Agreement has been duly authorized, executed and delivered by the Corporation and is a valid and binding agreement of the Corporation, enforceable against the Corporation in accordance with its terms; and (iii) the execution, delivery and performance by the Corporation of this Agreement does not violate or conflict with or result in a breach by the Corporation of or constitute (or with notice or lapse of time or both constitute) a default by the Corporation under the Certificate of Incorporation or Bylaws, any existing applicable law, rule, regulation, judgment, order, or decree of any governmental authority exercising any statutory or regulatory authority of any of the foregoing, domestic or foreign, having jurisdiction over the Corporation or any of its Subsidiaries or any of their respective properties or assets, or any agreement or instrument to which the Corporation or any of its Subsidiaries is a party or by which the Corporation or any of its Subsidiaries or any of their respective properties or assets may be bound.
Section 21.No Strict Construction. The language used in this Agreement will be deemed to be the language chosen by the parties hereto to express their mutual intent.
The parties hereto acknowledge that each party hereto and its attorney has reviewed and participated in the drafting of this Agreement and that any rule of construction to the effect that any ambiguities are to be resolved against the drafting party, or any similar rule operating against the drafter of an agreement, shall not be applicable to the construction or interpretation of this Agreement.
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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed on the day and year first above written.

QUANTINUUM INC.
By:
Name:
Title:

HONEYWELL INTERNATIONAL INC.
By:
Name:
Title:
[Signature Page to Stockholder Agreement of Quantinuum Inc.]